Profile Technologies Files for Bankruptcy Protection
Under Chapter 11 of the United States Bankruptcy Code

New York, May 10, 2011 - Profile Technologies, Inc. (OTC: PRTK, the “Company”) announced today that it filed on May 9, 2011 for a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (“Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of New York (“Bankruptcy Court”). The Company will continue to operate in the ordinary course of business as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

The Company anticipates that the filing will bring an orderly, timely and cost effective conclusion to the process of analyzing and implementing strategic alternatives for addressing the Company’s capital structure and working capital needs. Chapter 11 of the Bankruptcy Code provides a court-supervised mechanism that the Company believes is the best venue for efficiently selecting and implementing the optimum strategic options for the Company for the benefit of its stakeholders.

Further details related to the bankruptcy filing will be available in a Form 8-K to be filed by the Company with the SEC on May 10, 2011 and available at www.sec.gov.

About Profile Technologies, Inc.:

Profile Technologies, Inc. is headquartered in Manhasset, NY with an Operations and Research facility in Albuquerque, NM.  We are the developer and owner of proprietary, patented technologies that utilize electromagnetic waves to detect and characterize corrosion and other anomalies on cased, insulated and other pipelines.  Our technologies provide long-range, non-invasive and non-destructive inspection.  For more information about the Company, visit the website at www.profiletech.net.

Cautionary Statement:

The foregoing release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and the regulations thereunder.   Company statements that are not historical facts, including statements about the Company's expectations, beliefs and plans are examples of such forward-looking statements and involve various risks and uncertainties including equipment, technology, contract and other risks. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions; government regulations; the ability of our management to successfully implement our business plan and strategy; our ability to successfully implement our business plan and strategy during a management transition period; our ability to fund our operations including the cost and availability of capital and credit; our ability to compete effectively including our ability to maintain and increase our market share in the markets in which we do business; the impact of the bankruptcy proceeding on the holders of the Company securities; and our ability to successfully develop and commercialize our products. For a more complete discussion of the risks that could affect the Company's business and finances and cause actual results to differ materially from management's expectations, plans, etc., please refer to the Company's SEC filings.